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                                                                       EXHIBIT 5

                      [IBERIABANK CORPORATION LETTERHEAD]


June 4, 2001


IBERIABANK Corporation
1101 East Admiral Doyle Drive
New Iberia, Louisiana  70560-6301

         Re:      IBERIABANK Corporation
                  Registration Statement on Form S-8

Gentlemen:

         In my capacity as counsel to IBERIABANK Corporation ("company"), I am familiar with the registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 500,000 shares ("Shares") of the Company's common stock, par value $1.00 per share, pursuant to the terms of the Company's 2001 Incentive Compensation Plan ("Plan"). In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as I deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Articles of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

         Based on the foregoing, I am of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

                                                            Sincerely,

                                                            /s/ DONALD P. LEE

                                                            Donald P. Lee
                                                            General Counsel